Exhibit 99.1

       OMI Corporation Announces New Stock Repurchase Authority

    STAMFORD, Conn.--(BUSINESS WIRE)--Oct. 31, 2005--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced today that its Board of Directors has authorized the expenditure of up to $70 million for the repurchase of additional shares of the Company's common stock. The Company has completed the repurchase of stock under a previously granted authority, also in the amount of $70 million. Since announcing its third quarter earnings on October 17, 2005, the Company has acquired 1,789,000 shares at an average price of $17.38 per share. Since January 1, 2005, the Company has repurchased 11,242,900 shares of its common stock at an average price of $17.79. There are currently 75,088,391 shares of common stock outstanding.
    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 47 vessels, consisting of 17 Suezmaxes and 30 product carriers, aggregating approximately 4.0 million deadweight tons ("dwt"). OMI has on order five product carriers scheduled to be delivered in the first half of 2006. Two Suezmaxes are under contract to be sold, with deliveries expected in early November.



    CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789